CONFIDENTIAL

Strategic Alliance Agreement

between

NationsRent, Inc.

and

Lowe's Companies, Inc.

October 12, 2000

Table of Contents

TAB

Strategic Alliance Agreement, dated October 12, 2000	1

Exhibit A - Roll out Schedule for 2000 and 2001	2

Exhibit B - Operating Matters	3

Exhibit C - Form of Lease	4

Exhibit D - Competitive Companies	5

Exhibit E - List of On-Site Rental Equipment	6

Exhibit F - List of On-Site Rental Merchandise	7

Exhibit G - Lowe's Mark	8

Exhibit H - Prototypical Plans for On-Site Rental Store	9

Exhibit I - Prototypical Signage	10

Confidentiality Agreement, dated January 28, 2000	11

October 12, 2000

Lowe's Companies, Inc.
P.O. Box 1111
North Wilkesboro, NC 28656

Re:	Strategic Alliance

Gentlemen:

Pursuant to the terms of the Strategic Alliance Letter Agreement, dated as of April 3, 2000 (the "Pilot Agreement"), between NationsRent, Inc., a Delaware corporation, through its operating subsidiaries ("NRI") and Lowe's Companies, Inc., a North Carolina corporation, through its operating subsidiaries, Lowe's Home Centers, Inc. and Lowe's HIW, Inc. ("Lowe's"), NRI and Lowe's have tested the concept of operating equipment rental locations on-site at Lowe's home improvement stores (the "On-Site Rental Concept"). NRI and Lowe's now desire to establish a long-term strategic alliance to roll-out the On-Site Rental Concept to certain existing and subsequently opened Lowe's stores on the following terms and subject to the following conditions:

1.	Roll-Out Schedule. During the Term (as defined in paragraph 5 below), upon the terms and subject to the conditions of this agreement, Lowe's grants to NRI the right and obligation to, and NRI shall, open and operate equipment rental stores ("On-Site Rental Stores") at designated existing and newly constructed Lowe's home improvement stores ("Participating Lowe's Stores"). In each calendar quarter during the Term, Lowe's and NRI shall cooperate to develop and review a schedule for constructing and opening On-Site Rental Stores at Participating Lowe's Stores on a twelve (12) month rolling basis, which schedule shall be reasonably adjusted by the parties based on site specific conditions. The parties shall develop and finalize such schedule in good faith and with due consideration for each other's objectives and operating parameters and shall exchange appropriate market information (including trending and indexing of existing store total revenue, commercial sales revenue, transactions and product category mix) to assist in developing On-Site Rental Stores in desirable markets. Exhibit A sets forth a finalized schedule for the remainder of calendar year 2000 and a preliminary schedule for calendar year 2001, which 2001 schedule will be finalized as to the number of sites on or before November 1, 2000. The parties agree that they shall finalize successive schedules six (6) months in advance of the quarter for which construction shall commence on any particular On-Site Rental Store. For each calendar year during the Term, Lowe's agrees to designate at least 30 Participating Lowe's Stores in which NRI may open and operate On-Site Rental Stores and NRI agrees to operate at least 30 On-Site Rental Stores at Participating Lowe's Stores pursuant to the agreed upon schedule.

2.	Exclusivity.

(a)	NRI. During the Term and for the period described in paragraph 5(d) hereof following the termination or expiration of this agreement, NRI shall not (i) engage in discussions or negotiations or enter into any agreement with third parties to develop the On-Site Rental Concept, which shall be deemed to include on-site equipment rental at other big-box retailers that directly compete with Lowe's (such as Home Depot, Wal-Mart, Sears and Home Base), (ii) engage, directly or indirectly, in the home improvement retailing business, except as ancillary to its business as presently conducted and except for e-commerce initiatives, or (iii) advertise for sale at its On-Site Rental Stores any used rental equipment which is available for sale (other than through Lowe's specialty order program) at the respective Participating Lowe's Stores or to display "for-sale" signs on any such used equipment at its On-Site Rental Stores, provided, however, that nothing shall prohibit NRI from (x) actually selling such used rental equipment at any On-Site Rental Store, (y) advertising the sale of any used rental equipment not available for sale at the respective Participating Lowe's Store whether at any On-Site Rental Store or any other NRI store, or (z) displaying a sign at any On-Site Rental Store no larger than 11 x 17 inches regarding selling used equipment at other NRI stores that are not On-Site Rental Stores.

(b)	Lowe's. During the Term and for the period described in paragraph 5(d) hereof following the termination or expiration of this agreement, Lowe's shall not (i) engage in discussions or negotiations, or enter into any agreement with third parties to develop, or develop on its own, the On-Site Rental Concept, or (ii) engage directly or indirectly in the equipment rental business (except for e-commerce initiatives), which includes without limitation any arrangement with companies engaged in the equipment rental business such as United Rentals, Inc. and Hertz Corporation. Notwithstanding the foregoing, for each calendar year during the Term, Lowe's shall be permitted to open and operate (on its own without any third party) up to ten (10) equipment rental stores at Lowe's Home Improvement Centers so long as all of the following conditions have been satisfied: (w) such stores are located in a metropolitan statistical area ("MSA") that is not in the top fifty (50), (x) there is a Home Depot in such MSA that has an equipment rental program, (y) NRI declines the opportunity to open and operate an On-Site Rental Store at such Lowe's Store, after NRI has had at least six (6) months to evaluate such opportunity, and (z) during such six-month period, the parties have negotiated in good faith alternative ways to operate equipment rental at such stores, including franchising, licensing or management arrangements on terms and conditions mutually agreed between the parties. In addition, notwithstanding anything to the contrary in this agreement, the prohibitions or limitations on Lowe's operating its own equipment rental business shall not apply to a Participating Lowe's Store if at such store the On-Site Rental Store lease terminates or is not renewed for any reason.

3.	General Terms of Sites. The parties agree that each On-Site Rental Store and Participating Lowe's Store will be operated on the terms set forth on Exhibit B. In addition, the parties agree that for each On-Site Rental Store, they will execute a lease in substantially the form of Exhibit C.

4.	Confidentiality/Publicity. The parties have executed a confidentiality agreement dated January 28, 2000, which they agree shall remain in full force and effect and shall govern any confidential information exchanged by the parties pursuant to this agreement. In addition, no press release or other public announcement related to this agreement or the transactions contemplated hereby shall be made or issued by either party without the prior approval of the other party, except as may be required by law or the listing requirements of a national securities exchange.

5.	Term and Termination.

(a)	Term. Unless terminated earlier pursuant to this paragraph 5, the term of this agreement (the "Term") shall commence on the date hereof and shall expire on December 31, 2003, provided, that the parties agree that the Term shall automatically renew for successive three (3) year terms up to a maximum of five (5) renewal terms, unless either party gives written notice to the other party of its intention not to renew this agreement at least ninety (90) days prior to the end of the then current Term. If one party gives notice of its intention not to renew, then the other party in its sole discretion may (a) notwithstanding the exclusivity provisions of paragraph 2 hereof, immediately have discussions and negotiations and enter into an agreement with any third party regarding the development of the On-site Rental Concept (but not actually begin operating any such sites until the expiration of the exclusivity provisions of paragraph 2 in accordance with paragraph 5(d)), and (b) at any time prior to March 1 of the calendar year following the expiration of this agreement, elect to terminate all of the then outstanding On-Site Rental Store leases, effective one (1) year following written notice thereof, and thereafter both parties shall cooperate with the orderly closing and winding up of such On-Site Rental Stores during such one-year period. Except as set forth in the prior sentence and except upon a termination described in paragraph 5(b) hereof, the parties agree that notwithstanding the termination of this agreement, each On-Site Rental Store lease shall remain in full force and effect in accordance with its terms.

(b)	Termination. Either party may terminate this agreement (including the On-Site Rental Store leases as described below) prior to the end of the Term effective upon written notice to the other party if (i) the other party is in material breach of its obligations hereunder and such breach continues uncured for a period of sixty (60) days following written notice thereof by the non-breaching party to the breaching party, or (ii) the other party files a petition or answer (or an involuntary petition, answer, or proceeding is filed) seeking bankruptcy protection, reorganization or other relief from creditors generally, or taking advantage of any other insolvency laws, or (iii) the other party consummates a merger or consolidation with, or sale of all or substantially all of its assets to, any person or group acting in concert with or on behalf of certain competitive companies described on Exhibit D hereto (each a "Competitive Company") or a Competitive Company acquires beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder) of 20% or more of the voting stock of the other party or the other party elects or appoints one or more members to its Board of Directors who is an officer, director or employee of a Competitive Company. Simultaneously, with the termination of this agreement under paragraph 5(b), the non-breaching party shall have the right (exercisable only in conjunction with the termination of this agreement) to terminate all of the On-Site Rental Store leases effective nine (9) months following the termination of this agreement, unless such termination event occurs under paragraph 5(b)(iii), in which case the non-breaching party may elect to reduce such nine (9) month period to two (2) months. Following such nine (9) month or two (2) month period, as the case may be, NRI shall begin incurring the hold over rent as set forth in Section 12.9 of the leases until the premises are vacated and delivered back to Lowe's in accordance with the leases. The parties agree that their remedies are cumulative and that their respective rights to terminate this agreement are in addition to any other remedies available to them at law or in equity.

(c)	Material Breach. The parties agree that a material breach shall include, but not be limited to, the following events:

i.	A material breach of the exclusivity provisions of paragraph 2;

ii.	A material breach of the On-Site Rental Store leases representing at least 10% of all outstanding On-Site rental Store leases;

iii.	A material breach of the provisions of Exhibit B as they relate to at least 10% of all outstanding On-Site Rental Stores or Participating Lowe's Stores, as the case may be; and

iv.	A material breach of the provisions of paragraph 6(i) hereof.

(d)	Survival.

i.	Exclusivity. In the event of the expiration of this agreement pursuant to paragraph 5(a) hereof, the exclusivity provisions of paragraph 2 shall survive until the earlier of (A) one (1) year following such expiration and (B) the expiration or earlier termination of all of the On-Site Rental Store leases. In addition, if any On-Site Rental Store lease remains in effect following such one-year period, then the scope of the exclusivity restrictions contained in paragraph 2 shall be reduced to a radius of the surrounding trade area for each On-Site Rental Store, which trade area the parties agree is within a half-hour drive (at midnight) of such On-Site Rental Store (unless such store is located in an MSA that is not within the top twenty-five (25), in which case the trade area for these restrictions shall be reduced to a radius of twenty-five (25) miles surrounding the On-Site Rental Store), and as modified, the exclusivity provisions of paragraph 2 shall remain in effect with respect to such geographic area until the expiration or earlier termination of such On-Site Rental Store lease. In addition, in the event of the termination of this agreement pursuant to paragraph 5(b), the exclusivity provision of paragraph 2 shall survive only for the benefit of the non-breaching party and shall only restrict the breaching party for a period of nine (9) months following the effective date of the termination of this agreement.

ii.	Other Terms. Notwithstanding the expiration or earlier termination of this agreement, (A) the provisions of paragraph 4 shall survive indefinitely and (B) the provisions of paragraphs 5 and 6 and Exhibit B as they may relate to any particular On-Site Rental Store shall remain in effect with respect to each On-Site Rental Store and Participating Lowe's Store until the expiration or termination of the lease with respect to such store.

6.	Miscellaneous.

(a)	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to the choice of law principles applied in the courts of such state.

(b)	Amendments, Waivers. No term of this agreement shall be amended, supplemented, waived or modified except in a written document signed by each of the parties. No delay or omission in the exercise of any right or remedy shall be deemed a waiver of any right or remedy. No waiver shall constitute a waiver of any other provision, breach, right or remedy, nor shall any waiver constitute a continuing waiver.

(c)	Indemnity, Remedies. Each party agrees to indemnify and hold harmless the other party from any damage, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any third party claim arising out of or related to a breach of this agreement. Each party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of paragraphs 2, 4 or 5(d) of this agreement by it and that any such breach would cause the other party irreparable harm. Accordingly, each party also agrees that in the event of any breach or threatened breach of paragraphs 2, 4 or 5(d) of this agreement, the non-breaching party, in addition to any other remedies at law or in equity, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Should any part of this agreement for any reason be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall continue in full force and effect.

(d)	Successors and Assignees. Neither party may assign its rights or obligations under this agreement without the written consent of the other party which consent may be withheld in such party's sole discretion; provided, however, that this shall not be deemed to prohibit the merger or consolidation with or into, or sale of all or substantially all of assets to, any other person or entity This agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

(e)	Entire Agreement. This agreement, together with the exhibits hereto, the On-Site Rental Store leases executed pursuant to this agreement and the confidentiality agreement, dated January 28, 2000, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, promises or representations, written or oral, including the Pilot Agreement. No party is relying upon any representations or promises other than those set forth herein.

(f)	Counterparts. This agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

(g)	Communications. Each party acknowledges that the roll-out schedule and operating requirements contemplated by this agreement will require regular and detailed communication and exchange of information between the parties. Accordingly, the parties initially designate the following individuals to lead and coordinate communications: (1) Chief Marketing Officer, NRI; and (2) Vice President Specialty Sales, Lowe's. From time to time after the date hereof, either party may designate one or more individuals to handle all or certain specific communications upon prior notice to the other party.

(h)	Dispute Resolution. The parties will endeavor to resolve disputes internally in the following manner:

i.	Each party will designate a representative in order to attempt to resolve any disputes between the parties relating to the strategic alliance. In the event that one of the parties desires to raise an issue relating to the strategic alliance, that party's representative will summarize the issue in writing and forward the writing to the other party's representative. The parties will attempt to resolve the issue within ten (10) business days after receipt of the writing by negotiating in good faith to develop a mutually satisfactory solution. The parties must mutually agree to any resolution by the representatives.

ii.	If the representatives are unable to resolve the matter within ten (10) business days, the issue will be submitted to the Chief Marketing Officer for NRI and Vice President of Specialty Sales for Lowe's (or such other persons as may be designated from time to time by either party upon prior notice) for resolution within ten (10) business days. The parties must mutually agree to any resolution by such officers.

iii.	If such officers are unable to resolve the matter within such ten (10) business day period, then either party may seek recourse through any other available means.

iv.	In order to ensure the efficacy of this provision, each party is estopped from asserting laches as a result of the other party's compliance with this paragraph 6(h). The parties also agree that any cure period for a material breach shall run concurrently with this dispute resolution process.

v.	Nothing in this agreement is intended to preclude either party from seeking injunctive or other equitable relief from a court of competent jurisdiction at any time.

vi.	Any and all disputes with respect to an individual lease shall be governed exclusively by the terms of the applicable lease, unless such dispute constitutes a material breach of this agreement under paragraph 5.

(i)	Authority. Each party represents and warrants that it has the authority to enter this agreement and perform its obligations hereunder and that the execution of this agreement does not conflict with any other agreement to which it is a party.

(j)	Force Majeure. Neither party shall be required to perform any term, condition, or covenant of this agreement, so long as such performance is delayed or prevented by acts of God, strikes (other than by vendors or vendors' employees), lockouts (other than by vendors or vendors' employees), material or labor restrictions by any governmental authority, civil riot, floods, and any other cause not reasonably within the control of the party and which by the exercise of due diligence the party is unable, wholly or in part, to prevent or overcome.

(k)	Relationship of the Parties. The parties acknowledge and agree that, with respect to the commitments and obligations contemplated by this agreement, the parties are in a strategic alliance. Notwithstanding the foregoing, the parties acknowledge and agree that no partnership or joint venture is intended by this agreement and that they are not agents of each other and that one party cannot legally bind the other. Accordingly, each party agrees that it shall not order any merchandise or equipment, incur any indebtedness, enter into any undertaking or make any commitment in the other party's name or purporting to be on the other party's behalf. Each party agrees that it shall not represent, suggest or indicate in any way to any of its suppliers, printers, service companies or other business entities that it is financially affiliated with, backed, supported, maintained or assisted by the other party in any manner.

(l)	Notices. All notices and other communication required under this agreement shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), by a commercially recognized guaranteed overnight delivery service, or facsimile transmission (only if such transmission is confirmed by certified or registered mail or guaranteed overnight delivery) to Lowe's at Lowe's Companies, Inc., 1605 Curtis Bridge Road, North Wilkesboro, NC 28656, Fax number 336-658-5074 Attn.: Vice President Specialty Sales, with a copy to Law Department, 1605 Curtis Bridge Road, Wilkesboro, NC 28697, Fax number 336-658-7109 and to NRI at NationsRent, Inc., 450 East Las Olas Boulevard, Fort Lauderdale, FL 33301, Fax number 954-759-5887, Attn.: Philip V. Petrocelli, Executive Vice President, with a copy to Joseph H. Izhakoff, Vice President, General Counsel and Secretary, 450 East Las Olas Boulevard, Fort Lauderdale, FL 33301, Fax number 954-759-5838 or to any subsequently designated address. Notice shall be deemed given on the date sent, if sent by facsimile transmission, and on the date delivered (or the date of refusal of delivery) if sent by guaranteed overnight delivery or certified or registered mail.

[Signatures on following page]

By executing this agreement, each of the undersigned acknowledges and agrees that this agreement memorializes the principal terms and conditions in which the parties will implement the On-Site Rental Concept and constitutes the binding agreement of such party with respect to the transactions described above. Except as otherwise set forth herein, each party will be responsible for its own fees and costs in negotiating and entering into this transaction and performing its obligations hereunder.

If you agree to the terms set forth in this agreement, please sign a copy of this agreement in the space indicated below and return it to me.

Very truly yours,

NATIONSRENT, INC.

By:
       Philip V. Petrocelli
       Executive Vice President

AGREED AND ACCEPTED AS OF THE
DATE FIRST ABOVE WRITTEN

LOWE'S COMPANIES, INC.

By:
       Name:
       Title:

EXHIBIT A
Roll-Out Schedule for the Fourth Quarter of 2000
9 STORES

ATLANTA MARKET
Stockbridge, GA #512
Cartersville, GA #190

ORLANDO MARKET
West Colonial, FL #642
South Orlando, FL #670

DALLAS FORT WORTH MARKET
East Plano, TX #505
S. Arlington, TX #520
Lewisville, TX #551
Hurst, TX #533

MIAMI/FT. LAUDERDALE
W. Davie, FL #670

Exhibit A
---------
Roll-Out Schedule for 2001 - Preliminary

Region    # Stores  January    February         March        April           May

Northeast    3                                               Boston        Syracuse
                                                             Danvers       Auburn
                                                               #TBD          #561

Midwest      7                 Indianapolis    Columbus      Indianapolis  Louisville
                               E Indy #272     SE Columbus   S Indy #442   E Louisville
                                                 #3          W Indy #275     #474
                                               N Columbus                  SW Louisville
                                                 #711                        #705

Central     10      Austin     Dallas/Ft.      Houston       Dallas/Ft.    Houston
                   NW Austin   Worth           Texas City     Worth        Baytown
                     #590      S. Ft Worth       #28         Garland         #0097
                                  #525
                  Roundrock    Carrolton       Conroe          #611        Sugarland
                     #778         #550           #232        W. Plano        #511
                                                               #665

West        13    Los Angeles  Phoenix         Denver        Los Angeles   Sacramento
                  Long Beach   Scottsdale      Louisville    Irvine #769   Folsom
                     #773         #792           #0220       Redlands        #1087
                  Temecula                     Arvada          #759
                     #775                        #0340       Phoenix
                                               Northglenn    E Chandler
                                                 #0246         #1032

Southeast   31    Tampa        Atlanta       Ft. Lauderdale  Charlotte     Atlanta
                  Brandon      Gwinnett      E. Oakland Park Pineville     Alpharetta
                     #573         #544          #75            #377          #615
                  Port Richey  Woodstock     W. Oakland Park Mooresville   Duluth
                     #724         #543           #TI           #595          #710

                               Charlotte                                   Fort Meyers
                               SE Charlotte                                Ft. Meyers
                                  #TBD                                       #582
                                                                           Cape Coral
                                                                             #592

Total       64       6             7                 9           10            10

Region    # Stores    June             July            August       September     October

Northeast    3                         Springfield
                                       E Springfield
                                         #660

Midwest      7

Central     10

West        13        Phoenix
                      W Phoenix
                        #1042
                      Gilbert
                        #TBD

                      Denver
                      Aurora
                        #0102

Southeast   31        Charlotte        Nashville       Orlando      West Palm     Raleigh/
                      Concord          Hermitage       Ocala        Beach         Durham
                        #697             #390            #440       Ft. Pierce    Chapel
                      Huntersville     Madison         Altamonte      #254        Hill
                        #489             #413          Springs      Vero Beach      #487
                                       Franklin          #604         #240        Cary #426
                                         #532                       Jensen
                                                                      #703

                      Richmond         Raleigh/        Ricmond      Tampa
                      N. Richmond      Durham          W Richmond   Clearwater
                        #247           N Raleigh         #381         #771
                      W. Chesterfield    #444
                        #609           W Raleigh
                                         #625

Total       64             7                6              3           4             2

EXHIBIT B

This document is Exhibit B to the Strategic Alliance Letter Agreement, dated October 12, 2000 (the "Agreement"), between NationsRent, Inc. ("NRI") and Lowe's Companies, Inc. ("Lowes"). Capitalized terms used herein and not defined have the meanings assigned to them in the Agreement.

A.	Operating Matters

1.	Operating Hours. Each On-Site Rental Store shall be operated in a manner consistent with the retail operations of the related Participating Lowe's Store, taking into account the reasonable operational and business differences between each store. Each On-Site Rental Store will be open for business during the same days and similar hours as the respective Participating Lowe's Store. Lowe's will provide to NRI a copy of its current operating schedule for each Participating Lowe's Store and timely updates to such schedules as necessary. Notwithstanding the foregoing, the parties may adjust the hours of operation for any one or more On-Site Rental Stores upon mutual agreement of the parties.

2.	Staffing. Each On-Site Rental Store will be staffed by NRI employees and each Participating Lowe's Store will be staffed by Lowe's employees. Each party shall be independently responsible for their respective employees and such employees' compensation, benefits and insurance. Neither party shall have any obligation, duties, liabilities or responsibilities with respect to the employees of the other party. All NRI employees shall wear NRI uniforms, designated by NRI, at all times while on duty at an On-Site Rental Store. All Lowe's employees will wear Lowe's uniforms, designated by Lowe's, at all times while on duty at a Participating Lowe's Store.

3.	Reporting. Each party will provide to the other an indexing and trending of total revenue, commercial sales revenue, transactions and product category mix attributable to sales from each of its respective stores involved in the strategic alliance. Such information will be (a) reported on a weekly basis, and (b) will be made in a form that will be mutually developed and agreed upon by the parties from time to time.

4.	Merchandise Inventory; Equipment Rentals. NRI will purchase certain merchandise inventory at NRI's negotiated cost from Lowe's for sale from the On-Site Rental Stores; provided, however, that if any such merchandise is not available from Lowe's, or is not available at a quality, price or delivery time that is reasonably acceptable to NRI, NRI may purchase the merchandise from any other source. The parties agree that Lowe's cost for such merchandise shall include Lowe's standard overhead and inventory carrying charges. Subject to mutually agreeing to the details, Lowe's will replenish on a timely basis all such merchandise inventory that it supplies to NRI. Lowe's agrees to use NRI as a preferred provider, or to request that its contractors and subcontractors use NRI as a preferred provider, to satisfy all of their equipment rental needs at Lowe's stores (including for new store construction, remodeling, refurbishing or otherwise); provided, however, that if any required equipment is not available from NRI, or is not available at a quality, price or delivery time that is reasonably acceptable to Lowe's or such contractors or subcontractors, then they may rent such equipment from any other source. In addition, in connection with Lowe's development of internal expansion opportunities, Lowe's agrees to provide NRI with a good faith opportunity to participate in such opportunities on terms to be mutually agreed between the parties.

5.	Transaction Processing. NRI will solely control the processing of all sale and rental transactions at all On-Site Rental Stores.

6.	Returns. For all merchandise purchased from the On-Site Rental Stores, NRI will allow merchandise returns to the On-Site Rental Stores in accordance with Lowe's current written return policy, which is: returns with a receipt receive a cash refund; returns without a receipt receive merchandise credit. Lowe's has provided to NRI a copy of its current return policy and will provide timely updates to the policy as they occur.

7.	Training. NRI and Lowe's will cooperate in training their respective employees at the On-Site Rental Stores and Participating Lowe's Stores such that all employees will understand: (1) the On-Site Rental Concept objectives; (2) the culture of the other (i.e., non-employing) party's business; (3) the operating standards and procedures of the other party; and (4) the concept and benefit of promoting customer referrals between the stores.

8.	Standards; Compliance with Laws. Both parties will operate their businesses at the On-Site Rental Stores and Participating Lowe's Stores with reasonable care for the safety of persons and property and in material compliance with all applicable laws, ordinances and regulations, in their respective reasonable business judgements, including, but not limited to, laws, regulations, orders and the like applicable to minimum compensation, fair labor standards, overtime, equal opportunities for employment, employment records and disclosures and with any requirements of the insurance policies that apply to the operations of such stores. Each party shall also (a) only employ individuals at the On-Site Rental Stores or Participating Lowe's Stores, as the case may be, after performing appropriate drug testing and background checks, in a manner which shall be reasonably acceptable to the other party; (b) operate its stores in a manner so as not to detract from the other party's brand and/or shopping experience, which requirement includes at a minimum, keeping their respective store well-lit, the aisles and floors clean and uncluttered, shelves stocked with merchandise, and the rental equipment in good condition and repair ; and (c) distribute and utilize appropriate safety and hazardous materials handling procedures to ensure not only legal compliance but commercially reasonable risk management. Lowe's agrees to allow NRI to use its national vender for drug testing and background checks, to allow NRI to get the benefit of Lowe's pricing on such items. To facilitate coordination of the safety and hazardous materials management between the Participating Lowe's Stores and the On-Site Rental Store, each party shall also include a Loss Prevention Manager or Specialists of the other party in one or more of the pre-opening meetings for each On-Site Rental Stores and Participating Lowe's Store, as applicable, and place an emergency procedures manual in each On-Site Rental Store or participating Lowe's Store (which shall contain, at a minimum, chemical release and fire response procedures and NRI's and Lowe's emergency contact lists) and provide a copy of the same to the related other store . In addition, each party agrees to pay to the proper authorities, and collect or withhold as appropriate, all sales, use and other taxes required to be paid, collected or withheld, in connection with the sale/rental of goods or services through each party's respective store, the employment of their respective employees and the ownership or operation of the real property underlying their respective stores in accordance with the terms of the applicable lease.

9.	Non-Solicitation of Employees. During the Term, each party agrees not to solicit for employment or hire any current or past full-time employee of the other party if such person has been employed by the other (on a full-time basis) within the ninety (90) day period prior to the solicitation and/or offer of employment.

10.	Product Mix. NRI may only offer for rent at the On-Site Rental Stores the equipment listed on Exhibit E to the Agreement and may only offer for sale at the On-Site Rental Stores the merchandise listed on Exhibit F to the Agreement. NRI may offer additional items for rent or sale at the On-Site Rental Stores with the prior consent of Lowe's, which consent shall not be unreasonably withheld, conditioned or delayed. The parties agree to periodically exchange and review information regarding product mix at their respective On-Site Rental Stores and Participating Lowe's Stores and agree to consider in good faith adjusting and coordinating their respective product mixes as may be mutually beneficial to the parties.

11.	Lowe's Rental. Lowe's agrees that Participating Lowe's Stores shall not rent any equipment other than non-commercial grade floor sanders, pressure washers, carpet cleaners or insulation blowers, and such other items as the parties may mutually agree from time to time.

B.	Marketing and Merchandising

1.	Use of Marks. Lowe's and NRI agree to cooperate in the promotion and advertising of the On-Site Rental Stores as set out in the annual joint marketing plan described in this Agreement. Each party shall obtain, if necessary, all rights in the respective service marks, trademarks, trade names and corporate logos used in its business (collectively "Marks") that are necessary to implement the annual joint marketing plan. All uses of the Marks in the annual joint marketing plan, including any co-branded items, will be subject to advance review and written approval by the party that uses the Marks in its business, provided that such approval will not be unreasonably withheld or delayed. The Marks of the respective parties shall be used only as set out herein and the use of either party's Marks without written approval or use other than as anticipated herein shall constitute a material breach of this Agreement. Neither party shall obtain any right whatsoever in the Marks of the other party due to the use of the other party's Marks in the annual joint marketing plan. NRI shall be permitted to use the Lowe's marks set forth on Exhibit G to the Agreement for the purpose of identifying the location of its On-Site Rental Stores.

2.	Co-Marketing Expenses. The parties will agree upon an annual joint marketing plan, which will be reviewed quarterly and revised as needed. All joint marketing materials will be created and purchased upon the mutual agreement of the parties. In addition, unless otherwise agreed, the parties will contribute equally to the cost of producing joint marketing materials. All other signage, graphics, handouts and other promotional and advertising material related to the On-Site Rental Stores will be produced and used at the expense of the producing party, unless otherwise agreed upon in writing by the parties. In addition, the parties agree that the in-store promotion and in-market advertising developed and used by the parties during the test period pursuant to the Pilot Agreement will continue for each On-Site Rental Store including the following: (a) Each may produce at its cost in-store signage, which the other party will display at strategic locations throughout the respective Participating Lowe's Stores and On-Site Rental Stores in accordance with the applicable in-store planagram book, (which for NRI, is that planagram book dated September 7, 2000, prepared by NRI and approved by Lowe's), (b) NRI may produce at its cost bagstuffers, which Lowe's will distribute to Lowe's customers in shopping bags upon purchase of Lowe's goods, (c) NRI may produce at its cost line cards, which Lowe's will distribute at strategic locations throughout the Participating Lowe's Store, (d) NRI may produce at its cost pocket rental guides, which Lowe's will distribute at strategic locations throughout the Participating Lowe's Stores, (e) Lowe's will share in the cost of producing and distributing co-branded shopping bags to be used at Participating Lowe's Stores, (f) Lowe's may produce at its cost co-branded kiosks containing sales literature promoting Lowe's and the On-Site Rental Stores, which NRI will display at its free-standing equipment rental stores within the same markets as the On-Site Rental Stores, and (g) Lowe's may produce at its cost credit applications, which NRI will distribute at its On-Site Rental Stores and other NRI stores in the same market.

3.	Customer Database. During the Term, the parties shall license to each other on a non-exclusive royalty-free basis their respective commercial customer databases relating to participating stores and markets and will permit the other party to use the customer information contained therein for marketing purposes; provided, that to the extent either party may not be permitted to transmit such information to the other for direct marketing purposes, such party shall cooperate to distribute the other's marketing materials in a manner that is permitted.

4.	Rental Rates. NRI will charge competitive rental rates based on four-hour, daily, weekly and monthly increments. NRI may change its rental rates at its sole discretion. In addition, NRI may charge other fees including late fees, delivery and pick-up fees, fuel charges, loss and damage waiver charges, and cleaning fees.

5.	Credit Programs. Subject to Lowe's standard credit approval process and agreements with credit providers, Lowe's will offer all of its credit programs to NRI customers in the markets in which NRI operates On-Site Rental Stores.

C.	Real Estate and Construction.

1.	Lease Form. With respect to each On-Site Rental Store, the parties agree to complete, execute and deliver a lease, substantially in the form of Exhibit C to the Agreement, at least one hundred and twenty (120) days prior to the targeted opening date of such store. Lowe's shall not be obligated to commence construction on any On-Site Rental Store until the conditions of Section 1.5 of the fully-executed lease for the applicable store have been met. In addition, the parties agree to amend the leases covering the six (6) test stores currently operating under the Pilot Agreement to extend their terms from six (6) months to expire on October 31, 2008 and to add two (2) five (5)-year renewal terms to conform them to the form of lease attached as Exhibit C to the Agreement.

2.	Rent. NRI will pay in a single payment a fixed monthly rent for each On-Site Rental Store of $4.00 per square foot of interior sales floor area. In addition, Lowe's agrees that for the first one hundred twenty (120) On-Site Rental Stores, rent payments shall not commence until four (4) months following the Delivery Date of such store as defined in the form of lease attached as Exhibit C to the Agreement.

3.	Minimum Square Footage. All On-Site Rental Stores will have a minimum of 1,200 square feet of interior sales floor area and approximately 2,000 square feet of exterior storage space. Each On-Site Rental Store shall be constructed, designed and located substantially in accordance with the prototypical plans attached as Exhibit H to the Agreement as modified by site specific conditions. Further, NRI shall be entitled to install its prototypical signage (subject to applicable laws, codes and ordinances) in the form attached as Exhibit I to the Agreement. In connection with each On-Site Rental Store, Lowe's agrees to construct the space, at its cost, in accordance with the attached form of lease.

4.	Term. The parties agree that the term of each lease for an On-Site Rental Store executed during the Term and each renewal term of the Agreement shall commence in accordance with its terms and shall expire as follows:

Targeted Opening Date During

Agreement Term ending 12/31/03
First Renewal ending 12/31/06
Second Renewal ending 12/31/09
Third Renewal ending 12/31/12
Fourth Renewal ending 12/31/15
Fifth Renewal ending 12/31/18	Lease Expires October 31, 2008 2011 2014 2017 2020 2023

In addition, each such lease shall have two (2) five (5) year renewal options that shall only be exercisable if at the time of the exercise of such renewal option the Agreement is in effect in accordance with its terms.

5.	Other Formats. During the Term, the parties shall in good faith explore other formats for the design, size, location and operation of the On-Site Rental Concept. In addition, the parties shall in good faith explore co-purchasing and co-marketing opportunities.

D.	Systems

1.	POS System. NRI will install and use its own point of sale cash register/computer system to manage transactions at the On-Site Rental Stores.

2.	Network. NRI will install and use its own voice/data network at the On-Site Rental Stores.

3.	Equipment. NRI will install and use its own information systems and telecommunications equipment at the On-Site Rental Stores.

4.	Telecommunications. The parties shall cooperate to integrate the phone systems between each On-Site Rental Store and the related Participating Lowe's Stores so that each store can transfer incoming calls to the other.

Exhibit C
To
Strategic Alliance Letter Agreement
By and between
NationsRent, Inc.
and
Lowe's Companies, Inc.

STATE OF ________________ COUNTY OF ______________ (___________)	(LOWES BUILDS) LEASE AGREEMENT [SUBLEASE AGREEMENT] Location: _____________

           THIS LEASE AGREEMENT [SUBLEASE AGREEMENT] ("Agreement" or "Lease"), made and entered into this ___ day of ________________, ____ ("Effective Date") by and between LOWE'S HOME CENTERS, INC. a North Carolina corporation with its principal office and place of business in Wilkes County, North Carolina, hereinafter known and designated in this Agreement as Landlord, and NATIONSRENT______________, INC., a Delaware corporation with its principal office and place of business in Broward County, Florida, hereinafter known and designated in this Agreement as Tenant.

W I T N E S S E T H :

           WHEREAS, Landlord has agreed to lease [ALTERNATE FOR SUBLEASES - sublease] to Tenant the property hereinafter described under the terms and conditions hereinafter set out; and

           WHEREAS, it is the desire of both parties, Landlord and Tenant, to reduce the terms of this Agreement to writing;

           NOW, THEREFORE, for and in consideration of the rental hereinafter set out and the further consideration of the faithful performance of the conditions and stipulations listed hereunder on the part of both parties, Landlord does hereby demise, let and lease to Tenant the following described premises.

ARTICLE 1

PREMISES; LANDLORD'S WORK; DELIVERY DATES; AND CONSTRUCTION COMMENCEMENT

          1.1 PREMISES. Landlord is the owner in fee simple of that certain real property legally described on Exhibit "A" attached hereto and made a part hereof, which real property is located at: (INSERT ADDRESS, CITY AND STATE) _______________________, ________,_________ ("Real Property"). [ALTERNATE FOR SUBLEASES] Landlord is the lessee of that certain real property legally described on Exhibit "A" attached hereto and made a part hereof, which real property is located at: (INSERT ADDRESS, CITY AND STATE) _______________________, ________,_________ ("Real Property"). Landlord has leasehold title to the Real Property pursuant to that certain lease by and between _______________________ ("Prime Landlord") and Landlord as the tenant thereunder, dated as of _______________, a copy of which (with financial and other confidential information redacted by Landlord) is attached hereto as Exhibit "A-1" and made a part hereof ("Prime Lease").

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord certain premises to be constructed on the Real Property as herein provided, which shall contain approximately one thousand two hundred (1,200) square feet of interior sales floor area and that certain area which is approximately two thousand (2,000) square feet, located on the Real Property and designated "NationsRent Storage" on the site plan attached as Exhibit "B", hereinafter referred to as "NationsRent Storage Area" which premises are to be constructed by Landlord in the location shown on the site plan attached as Exhibit "B" and made a part hereof ("Site Plan"), together with the right to use the service drives located behind the Landlord's retail facility located on the Real Property ("Landlord's Retail Facility") for deliveries to the NationsRent Storage Area and the right to use the "Common Areas" (as defined in Article 7 hereof) of the Real Property for their intended purposes (collectively, the "Premises"). Landlord and Tenant agree that neither party shall unreasonably block the service drives that are located behind the Landlord's Retail Facility, except for temporary periods of time provided that same does not unreasonably interfere with the other party's business or operations. Landlord shall not obstruct or place any property or other items in that portion of the sidewalk, loading area or driveway directly in front of Tenant's Premises or materially block any of Tenant's signage. Landlord also grants Tenant the right to use the sidewalks and loading area directly in front of the Tenant's Premises for the display of Tenant's equipment and for loading and unloading Tenant's equipment, provided the same does not violate any codes, ordinances, regulations, local laws or any reciprocal easement and operating agreement and covenants recorded with respect to the Real Property. Any display of equipment other than directly in front of Tenant's Premises or in the NationsRent Storage Area shall be subject to the Landlord's prior approval as to duration and location.

1.2 LANDLORD'S WORK. Landlord shall, at the sole cost and expense of Landlord, construct, improve, and finish out the Premises to a vanilla shell substantially in accordance with Exhibit "C " (hereinafter "Landlord's Work"). Within thirty (30) days after the Effective Date, Tenant, at Tenant's sole cost and expense, shall cause to be prepared and delivered to Landlord for Landlord's approval two (2) sets of plans and specifications based upon Tenant's prototypical plans and specifications, attached as an exhibit to the Strategic Alliance Agreement (defined in 8.3 hereof), as same may be modified by site specific conditions. Within fifteen (15) days of receipt, Landlord shall notify Tenant of the respects, if any, in which said plans and specifications fail to meet Landlord's reasonable approval and Tenant shall promptly make any revisions necessary to correct such matters and obtain Landlord's approval. The preliminary plans and specifications as approved by Landlord hereunder shall hereinafter be referred to as the "Final Plans and Specifications".

1.3 ESTIMATED DELIVERY DATE/OUTSIDE DELIVERY DATE. The term "Estimated Delivery Date" shall mean forty-five (45) days after commencement of construction of the Premises. The term "Outside Delivery Date" shall mean sixty (60) days after commencement of construction of the Premises.

1.4 DELIVERY DATE. The term "Delivery Date" shall mean the date that (i) exclusive possession of the Premises is delivered to Tenant with all of "Landlord's Work" completed and (ii) all of the contingencies set forth in Section 2.2 hereof shall have been satisfied or waived in writing by Tenant. Landlord estimates that the Delivery Date will occur on or before the Estimated Delivery Date. Landlord agrees to use diligent efforts to deliver possession of the Premises to Tenant, with Landlord's Work completed, by the Estimated Delivery Date and Landlord agrees to apprise Tenant of any delays respecting the Delivery Date. If the Delivery Date does not occur on or before the Estimated Delivery Date, then the Delivery Date shall not occur without Landlord having provided Tenant with at least fifteen (15) days prior written notice of the actual Delivery Date. If the Delivery Date has not occurred by the Outside Delivery Date, for any reason whatsoever, Tenant shall notify Landlord of such failure and Landlord shall have an additional sixty (60) days to deliver possession of the Premises to Tenant with Landlord's Work completed, failing which Tenant shall have the right and option (in addition to all other remedies available at law, in equity or hereunder) to terminate this Lease any time thereafter upon written notice thereof given to Landlord, whereupon the parties shall be released from all liability hereunder (except for any indemnities specifically set forth in this Lease as surviving such termination).

1.5 COMMENCEMENT OF CONSTRUCTION. After (i) approval of the Final Plans and Specifications; (ii) notice from Tenant of Tenant's approval and acceptance of the environmental condition of the Premises; and (iii) receipt from Tenant of all permits for Landlord's Work, Landlord shall immediately commence construction of Landlord's Work. If Landlord has not commenced the construction of the Premises in accordance with the Final Plans and Specifications within sixty (60) days of Landlord's receipt of all permits and approvals from Tenant as required above, then, at any time thereafter, but prior to Landlord having commenced such work, Tenant shall notify Landlord of such failure and Landlord shall have an additional thirty (30) days to commence Landlord's Work, failing which Tenant shall have the right and option (in addition to all other remedies available at law, in equity or hereunder) to terminate this Lease any time thereafter upon written notice thereof given to Landlord, whereupon the parties shall be released from all liability hereunder (except for any indemnities specifically surviving such termination).

1.6 PUNCH LIST. Tenant's occupancy of the Premises shall constitute acceptance thereof. As soon as practicable thereafter after the Delivery Date, Tenant shall provide Landlord with a list of items still to be completed by Landlord (the "Punch List"). Landlord shall, with reasonable diligence, commence to complete or correct the Punch List items, which shall be completed within a reasonable time thereafter not to exceed thirty (30) days. Nothing herein shall be deemed to diminish Landlord's obligation to make any repairs (including, without limitation, remedying any latent defects in Landlord's Work) as required by Section 5.1 hereof.

ARTICLE 2

TERM AND CONTINGENCIES

          2.1 TERM. The term of this Agreement shall commence ("Commencement Date") on the Delivery Date and this Agreement shall continueuntil October 31, 2008, unless sooner terminated in accordance with the provisions of this Lease or the Strategic Alliance Agreement (as defined in Section 8.3 hereof) (hereinafter the "Lease Term"). [Note: For termination dates of leases entered into after December 31, 2003, refer to Paragraph C.4 of Exhibit B to the Strategic Alliance Agreement (as more specifically defined in §8.3 hereof).] When the Commencement Date has been determined as provided in this Section 2.1, Landlord and Tenant shall execute, acknowledge and deliver to each other the written statement attached hereto as Exhibit "D" specifying the Commencement Date, the Rent Commencement Date and the expiration of the Lease Term.

          2.2. CONTINGENCIES. Tenant's obligation to lease the Premises is contingent upon, and the Rent and the Lease Term shall not commence until the satisfaction or waiver of the following conditions:

a)	Landlord has delivered to Tenant, to the extent in Landlord's possession or control a copy of Landlord's prior survey on the Real Property, a copy of the tax bill for the Real Property and a copy of Landlord's title policy;

b)	Landlord has delivered to Tenant a fully executed Memorandum of Lease [ALTERNATE FOR SUBLEASES - Sublease] substantially in the form attached as Exhibit "E" attached hereto;

c)	Landlord has delivered to Tenant a duly executed non-disturbance agreement from its lender (if any) having a lien (security interest) on the Premises in a form reasonably acceptable to the parties; and

d)	Landlord has delivered contact information for the environmental consultant or engineer that prepared Landlord's environmental report, if any, and Tenant has obtained a reasonably acceptable reliance letter and/or update from such environmental consultant or engineer or Tenant has conducted and accepted the results of its own modified Phase I ESA, and Tenant has approved and accepted the environmental condition of the Premises.

           [INSERT IF SUBLEASE]:

           e) Landlord has delivered to Tenant the Prime Landlord Non-Disturbance Agreement referenced in Section 12.14 hereof.

           Tenant, its agents and employees, at their own risk and peril shall have the right to enter the Premises on the Effective Date for purposes of conducting inspections in accordance with this Lease.

ARTICLE 3

RENT; OPTION PERIODS; AND LATE FEE

          3.1 RENT. Commencing the earlier of: (i) the Commencement Date; or (ii) the date that Tenant opens for business to the public in the Premises ("Rent Commencement Date"), Tenant shall pay to Landlord an annual rental ("Rent") for the Premises during the initial Lease Term of Four Dollars ($4.00) per square foot of interior sales floor area which is approximately twelve hundred (1200) square feet. [NOTE: For the first one hundred and twenty stores, Rent shall not commence until one hundred and twenty days after the Delivery Date.] Rent shall be payable in advance on or before the first (1st) of each month in monthly installments, without abatement (except as provided in Sections 10.2 and 10.3 hereof and other portions of this Lease with specific abatement rights), deduction, or offset. After the Commencement Date, Landlord shall cause its architect to field measure the interior sales floor area of the Premises and prepare a certification of square footage (measuring the square footage of such area from the exterior of exterior walls and the center point of any shared walls); such certification to be in a form reasonably acceptable to Tenant. Appropriate proration of Rent and all other charges payable hereunder shall be made if the Rent Commencement Date is not on the first day of a calendar month, or if the date of termination of the Lease is not on the last day of a calendar month. Tenant shall pay to Landlord together with the payment of Rent, any sales or use tax now or hereafter imposed upon the Rent or any other charges payable by Tenant by the state in which the Premises are located and any agency of the federal government or any local government.

          All Rent checks shall be forwarded to:

LOWE'S HOME CENTERS, INC. Attn: Property Management Dept. (REO) P. O. Box 1111 North Wilkesboro, NC 28656

          3.2 OPTION PERIODS. Tenant shall have the option and privilege of extending or renewing this Agreement for two (2) additional period(s) of five (5) years each, provided the Strategic Alliance Agreement (as defined more specifically in §8.3 hereof) is in effect and has not been terminated or expired or there are no material defaults hereunder. If Tenant shall fail to extend the Lease Term as provided herein, then all further option periods shall automatically terminate and be null and void. Tenant shall, not less than ninety (90) days prior to the expiration of the current term, notify Landlord in writing of its intention to renew this Agreement or exercise said option; otherwise it will be presumed that Tenant has not exercised its option to extend the Lease Term or to renew the Lease Term. In the event Tenant exercises said option period or periods to extend the term of this Agreement, the Agreement shall be under the same terms and conditions as herein set out except that annual Rent shall increase by ten percent (10%) at the beginning of the first option period over the annual Rent that Tenant was paying in the initial Lease Term and thereafter, Rent shall increase by ten percent (10%) at the beginning of each successive option period over the Rent that Tenant was paying for the previous option period. The reference to the Lease Term, shall hereinafter refer to the Lease Term as extended herein.

          3.3 LATE FEE. A late fee of $250.00 shall be due from Tenant to Landlord for all Rent payments received after the tenth (10th) of each month and twelve percent (12%) per annum delinquency charge shall be charged on all Rent or other monetary payments due from Tenant to Landlord for payments in excess of thirty (30) days in arrears.

ARTICLE 4

TAXES

          4.1 TAXES. Landlord shall pay all ad valorem and property taxes on the Real Property ("Real Estate Taxes"). Real Estate Taxes shall exclude any income, excess profits, single business, inheritance, succession, transfer, franchise, capital or other tax assessments upon Landlord or Landlord's interest in the Premises, fine, penalty, cost or interest for any taxes Landlord failed to timely pay, offsite levies, impact fees or any charges similar to the foregoing. Tenant agrees to reimburse Landlord for its proportionate share (as hereinafter defined) of the Real Estate Taxes assessed for the period from the Commencement Date through the remainder of the Lease Term within thirty (30) days of Tenant's receipt of a copy of the paid tax receipt. As used in this Lease, Tenant's proportionate share shall be calculated by taking one and one-half (1.5) times the square feet of the interior sales floor area of Tenant's Premises as set forth in Section 1.1 (i.e.-approximately 1,800 square feet) and dividing same by the square feet of interior sales floor area of all buildings located on the Real Property.

ARTICLE 5

IMPROVEMENTS AND REPAIRS; AND TENANT'S PROPERTY

          5.1 IMPROVEMENTS AND REPAIRS. Tenant shall not make structural improvements or structural alterations to the Premises herein leased without obtaining the express prior written consent of Landlord, such consent not to be unreasonably withheld, delayed or conditioned. Tenant shall be permitted to make interior, non-structural alterations to the Premises without Landlord's consent. Tenant shall also have the right, without obtaining Landlord's approval to perform renovations to the interior of the Premises to convert the Premises into a NationsRent store in accordance with the Final Plans and Specifications previously approved by Landlord, as modified by space and site limitations. All other alterations shall require the consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned. Landlord shall reasonably cooperate with Tenant and assist Tenant in applying for and securing any permits and licenses which may be necessary in connection with Landlord's Work and the making of any alterations, additions, changes and repairs and upon request from Tenant, to execute or join in the execution of any application for any such permits or licenses. After completion of Tenant's alterations of the Premises, Tenant shall provide Landlord with a copy of the as built plans and specifications for such work. Any work, including interior and structural, performed by Tenant shall be done in a good and workmanlike manner. In the event such work results in a claim of lien against Landlord, Tenant shall hold Landlord harmless from such claim of lien or lien. All persons are put on notice of the fact that the Tenant under no circumstances shall have the power to subject the interest of the Landlord in the Premises to any mechanic's or materialman's lien or liens of any kind. All persons who hereafter, during the Lease Term, may furnish work, services or materials to the Premises upon the request or order of the Tenant or any person claiming under, by or through the Tenant, must look wholly to the interest of the Tenant and not to that of the Landlord. Tenant covenants and agrees with Landlord that Tenant will not permit or suffer to be filed or claimed against the interest of the Landlord in the Premises during the continuance of this Lease, any lien or liens of any kind by any person claiming under, by, through or against the Tenant; and if any such lien is claimed or filed, it shall be the duty of the Tenant, within sixty (60) days after the claim of lien or suit claiming a lien has been filed, to cause the Premises to be released from such claim, either through payment or through bonding with corporate surety or through the deposit into court, pursuant to statute, of the necessary sums of money, or in any other way that will effect the release of the Landlord's interest in the Premises from such claim.

           Landlord shall maintain, repair (and replace if required) throughout the Lease Term, the building structure including the floor (except floor coverings), roof (including the ceiling if damaged by leakage), exterior walls, utility lines to the exterior of the Premises, the heating, ventilating and air conditioning system, the fire sprinkler system and any other building systems that are shared between the Premises and the adjacent building occupied by Landlord. Except as provided herein, Tenant shall be responsible for all day to day cleaning, maintenance and repair of the interior of the Premises, including, but not limited to, interior plumbing, interior electrical, fire extinguishers, security system, window glass, interior walls, ceilings and floor coverings, if any (including carpet and tiles), and damage by vandals. Landlord shall perform quarterly maintenance on the heating, ventilation and air conditioning units servicing the Premises and Tenant shall reimburse Landlord for such maintenance within forty-five (45) days of receipt of an invoice for same. Landlord shall reasonably comply with all presently existing and future laws, codes, regulations and other governmental requirements, including without limitation the Americans With Disabilities Act requiring changes, alterations or improvements to the Premises, unless such legal requirement is solely and directly necessitated by Tenant's particular manner of use or occupancy of the Premises. Landlord shall promptly give notice to Tenant of any written notice in respect of the Premises from governmental authorities. Tenant may, in good faith, dispute the validity of any complaint or action taken pursuant to or under color of any of the foregoing, defend against the same, and in good faith diligently conduct any necessary proceedings to prevent and avoid any adverse consequence of the same (provided that Tenant shall not commence any litigation against a governmental authority with respect to laws, codes, regulations and other governmental requirements without first obtaining Landlord's prior written approval, which shall not be unreasonably withheld, delayed or conditioned).

          5.2. TENANT'S PROPERTY. The improvements which are placed on the Premises by Tenant and which are made a permanent part of said Premises shall become the property of Landlord. Any personal property, equipment, furniture, trade fixtures, inventory, construction equipment, trademarked items, exterior channel letter signs, exterior wall mount signs, designation panels on the monument or pylon signs (if any), all interior signage, pallet racking, wash bay, storage trailer located in the NationsRent Storage Area, counters, shelving, showcases and other movable trade fixtures installed in or on the Premises by Tenant (collectively, "Tenant's Property"), shall remain the property of Tenant. Landlord agrees that Tenant shall have the right, at any time and from time to time, to remove any and all of Tenant's Property. Tenant, at its expense, shall immediately repair any damage occasioned by the removal of Tenant's Property. Tenant shall pay before delinquency all license fees and public charges levied, assessed or imposed upon its business operation in the Premises as well as upon Tenant's Property. From time to time, some or all of Tenant's Property may be financed or owned by someone other than Tenant. To the extent that any of Tenant's Property is financed or owned by someone other than Tenant, Landlord agrees that such Tenant's Property is not Landlord's property no matter how the same is affixed to the Premises or used by Tenant and agrees to recognize the rights of the lender or owner of Tenant's Property. Landlord waives any claim arising by way of any Landlord's lien (whether created by statute or by contract) or otherwise with respect to Tenant's Property and agrees to sign and deliver to any lender, secured creditor or lessor a waiver of any lien Landlord may have on Tenant's Property if required by such lender, secured creditor or lessor. Tenant shall have the absolute right from time to time during the Term hereof and without Landlord's further approval, written or otherwise, to grant a security interest in Tenant's interest in this Lease or in Tenant's Property in connection with Tenant's general credit facility as same is amended, renewed or replaced from time to time.

ARTICLE 6

USE; ENVIRONMENTAL; COTENANCY; AND EXCLUSIVE USE

          6.1 USE . In an attempt to provide a planned, unified commercial development on the Real Property it is expressly agreed that the Premises may only be used for the operation of an equipment rental, leasing and sales facility and any similar uses directly related thereto, including, but not limited to, the business of renting, selling, leasing, distributing, storing (indoor and outdoor), limited servicing new or used equipment, spare parts and related supplies to industrial, manufacturing and construction customers and related general office use. Tenant shall open and operate its equipment rental, leasing and sales facility in the Premises during the same days and similar hours as Landlord's Retail Facility. Tenant shall not make any use of the Premises which is in violation of any governmental laws, rules or regulations insofar as they relate to Tenant's use and occupancy of the Premises. If at any time during the Lease Term, the zoning use applicable to the Premises should be changed in such a manner as to require Tenant to cease operating at the Premises or to preclude the use and operation of an equipment rental facility on the Premises, then Tenant may, in addition to all other rights and remedies, terminate this Lease by giving Landlord thirty (30) days written notice thereof and in such event Tenant shall be relieved of all liability from and after the date of termination, (except for any indemnities specifically surviving such termination). For purposes of Section 365 of the Bankruptcy Code (11 U.S.C. §365), the parties agree that the Real Property constitutes a planned, unified commercial development or "shopping center".

          6.2 ENVIRONMENTAL. Tenant shall not use the Premises for the storage, use, treatment, or disposal of any Hazardous Materials (defined herein) except in compliance with Environmental Laws (defined herein). As used herein, the term "Hazardous Materials" shall mean any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, a hazardous or toxic substance, or other similar term, including, without limitation, asbestos containing materials, by any federal, state or local environmental health, safety or similar laws, statutes, rules, regulations or ordinances presently in effect or which may be promulgated in the future, as such laws, statutes, rules, regulations and/or ordinances may be supplemented or amended from time to time (collectively, "Environmental Laws"). Tenant agrees to indemnify, defend and hold Landlord and its officers, partners, directors, shareholders, employees and agents harmless from any Costs (defined below) which arise during or after the Term in connection with the presence of Hazardous Materials in the soil, groundwater, or soil vapor on or under the Premises caused by the acts of Tenant, its employees, invitees, contractors or agents; provided that this indemnification shall not include consequential damages or lost profits. Without limiting the generality of the foregoing, this indemnification shall survive the expiration and/or termination of this Lease regardless of cause.

          Landlord agrees to indemnify, defend and hold Tenant and its officers, partners, directors, shareholders, employees and agents harmless from any claims, judgments, damages, fines, penalties, costs (including attorney, consultant and expert fees actually incurred), liabilities (including sums paid in settlement of claims) or losses, investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision (collectively, "Costs") in connection with the presence of Hazardous Materials in the soil, groundwater, or soil vapor on or under the Real Property either existing prior to the Delivery Date ("Pre-existing Conditions") or caused by Landlord, its employees, invitees, agents or contractors provided that this indemnification shall not include (i) consequential damages or lost profits or (ii) costs asserted by employees or invitees of Tenant relating to Pre-existing Conditions. Without limiting the generality of the foregoing, this indemnification shall survive the expiration or earlier termination of this Lease regardless of cause. If during the Lease Term, any governmental authority requires the investigation, remediation and/or monitoring of Hazardous Materials at the Real Property and such investigation, remediation and/or monitoring materially and adversely affects Tenant's business operations or poses a safety threat to Tenant's employees or customers, then Tenant shall be entitled to receive an equitable abatement of Rent from the date such interference or safety hazard occurs to the date such interference and safety hazard are no longer present. However, in the event that such material and adverse affect on Tenant's business operations or safety hazard continues for more than ninety (90) days, Tenant shall be entitled to terminate this Lease upon written notice to Landlord.

          6.3 CO-TENANCY. Notwithstanding anything to the contrary, the Commencement Date shall not occur, nor shall Tenant be obligated to pay Rent or any other charges hereunder until Landlord, operating as "Lowe's" has opened and is operating for business in its entire premises on the Real Property. If Lowe's vacates or ceases business operations in its premises for any reason whatsoever (other than temporary discontinuances not to exceed one hundred and twenty (120) days for remodeling, alterations or restoration work), then either party may terminate this Lease, whereupon the parties shall be released from all liability hereunder except for any indemnities specifically surviving this Lease. Should Landlord intend to cease operations, Landlord shall provide Tenant with thirty (30) days prior written notice of same.

          6.4 EXCLUSIVE USE. During the Lease Term, Landlord shall not, nor shall Landlord permit any other owner, tenant or other occupant of the Real Property (other than Tenant) to operate an equipment rental facility or to rent equipment, except that Landlord shall be entitled to rent the equipment as provided from time to time more specifically described in the Strategic Alliance Agreement.

ARTICLE 7

COMMON AREAS

          7.1 COMMON AREAS. Landlord shall make available (or use commercially reasonable efforts to cause to be made available) throughout the Lease Term such "Common Areas" (including, but not limited to, parking areas, driveways, truck ways, service drives, service areas, delivery passages, truck-loading areas, access and egress roads, walkways, footbridges, landscaped and planted areas and public rest rooms) as may be shown on the Site Plan or which are otherwise available for the non-exclusive use of the occupants of the Real Property. Landlord shall (or shall use commercially reasonable efforts to cause the same to be done) operate, manage, equip, light, repair, replace and maintain the Common Areas for their intended purposes in compliance with all laws. In no event shall use of the Common Areas be conditioned upon payment of parking charges. Tenant and its officers, employees, agents, customers and invitees shall have and Landlord hereby grants a non-exclusive easement (in common with subtenants, licensees, the other occupants of the Real Property and their employees, agents, customers and invitees) to use the Common Areas for the intended purposes (e.g., parking, access, ingress and egress). Tenant shall also have the right to use Landlord's trash receptacle inside Landlord's Retail Facility and Landlord shall provide Tenant with reasonable access to same during Landlord's regular business hours. Tenant shall pay Landlord, within thirty (30) days after receiving written notice, annually each year (and commencing within one year after the Commencement Date), $1200.00 representing reimbursement to Landlord for the reasonable costs and expenses incurred by Landlord during each year of the Lease Term in operating, repairing, maintaining and insuring the Common Areas of the Real Property.

ARTICLE 8

TENANT DEFAULT; LANDLORD DEFAULT; AND STRATEGIC Alliance AGREEMENT

          8.1 TENANT DEFAULT. It is expressly agreed that if: (i) Tenant shall neglect to make any payment of Rent when due or any other charges when due hereunder and shall remain in default for a period of fifteen (15) days after written notice of same from Landlord (except that with respect to the first payment of Rent due hereunder, such time period shall be forty-five (45) days in order to permit Tenant to set up payments within Tenant's accounting system) or (ii) Tenant shall fail to perform any matter or thing herein agreed to be done and performed by Tenant for a period of thirty (30) days after written notice of same from Landlord (or such longer period as may be reasonably necessary to correct such default if within such thirty (30) day period Tenant shall commence cure of such default and thereafter diligently pursue correction thereof) beyond any applicable notice or cure period provided therein (each of (i) and (ii) hereinafter being referred to as a ("Tenant Default"); then in any such events, Landlord may thereupon declare Tenant's rights of possession canceled and take possession of the Premises without prejudice to any other legal remedy it may have on account of such default to collect Rent from Tenant for the remainder of the term of this Agreement.

In any action by Landlord against Tenant that arises under this Lease, Landlord shall attempt to mitigate damages by using commercially reasonable efforts to seek to relet the Premises. Notwithstanding anything to the contrary, in no event shall Landlord have the right to accelerate the Rent and other amounts payable hereunder, or sue Tenant for any consequential, punitive or incidental damages including, without limitation, any claims for lost profits and/or lost business opportunity.

          8.2 LANDLORD DEFAULT. If Landlord shall fail to make any payment hereunder for more than thirty (30) days after Landlord receives notice of such failure from Tenant, if Landlord's representations and warranties in this Lease fail to be true and correct, or if Landlord shall violate, neglect or fail to perform or observe any covenant, condition, representation, warranty or agreement or provision contained herein within thirty (30) days after receipt by Landlord of written notice of such failure (or such longer period as may be reasonably necessary to correct such default if within such thirty (30) day period Landlord shall commence cure of such default and thereafter pursue correction thereof then such failure shall constitute an "Landlord Default" hereunder. The foregoing notice and cure periods shall not be applicable to specific Lease provisions that provide Tenant with specific rights for Landlord Defaults. Notwithstanding the foregoing, if in Tenant's reasonable judgment, an emergency shall exist, Tenant may cure such default with only reasonable (under the circumstances) notice to Landlord being required. Upon the occurrence and continuance of an Landlord Default, Tenant may, at its option and without any obligation to do so, elect to terminate and cancel this Lease, withhold payment or performance under the Lease until such time as such Landlord Default is cured, cure such Landlord Default and set off against the Rent such amounts expended by Tenant in connection with such cure or, pursue any other remedy now or hereafter available at law or in equity in the state in which the Premises are situated. The self-help option given to Tenant in this Section is for the sole protection of Tenant, and its existence shall not release Landlord from its obligation to perform the terms, provisions, covenants and conditions herein provided to be performed by Landlord or deprive Tenant of any legal rights which it may have by reason of any such default by Landlord.

          8.3 STRATEGIC ALLIANCE AGREEMENT. If either party shall fail to cure an event of default under that certain Strategic Alliance Agreement dated as of October ______, 2000 by and between Lowe's Companies, Inc. and NationsRent, Inc., ("Strategic Alliance Agreement") within the applicable notice and cure periods as may be set forth therein, then the non-breaching party shall have the rights and remedies as set forth in the Strategic Alliance Agreement for such event of default.

ARTICLE 9

LIGHTS, HEAT, WATER AND SEWER

          9.1 LIGHTS, HEAT, WATER AND SEWER. During the Lease Term, Tenant shall pay for all electric, heat and air conditioning system ("HVAC"), water, sewer and other utility charges accruing by reason of Tenant's use of the Premises. To the extent reasonably possible, the HVAC, water, electric and sprinklers shall be sub-metered by Landlord, at its sole cost and expense and Landlord shall cooperate with Tenant in connection with same. If any interruption in utility service was caused by the acts or omissions of Landlord, its agents, employees or contractors then there shall be an abatement of Rent and all other charges payable by Tenant hereunder on a per diem basis for the period that the interruption continues. Tenant shall have the right upon obtaining Landlord's prior written approval (which shall not be unreasonably withheld, delayed or conditioned), throughout the Lease Term, to install, replace, maintain and use such additional utility lines, conduits and facilities to service the Premises. In connection with installing any such utilities, Tenant agrees that same shall be run through Landlord's Retail Facility (and not through the parking lot).

ARTICLE 10

INSURANCE; FIRE OR OTHER CASUALTY; EMINENT DOMAIN; INDEMNITY BY LANDLORD; AND INDEMNITY BY TENANT

          10.1 INSURANCE.

          (a) Landlord agrees to obtain and maintain, at its expense, during the Term of this Lease, (and Tenant agrees to obtain and maintain, at its expense, during the Term of this Lease from and after the Delivery Date) the following policies of insurance from companies reasonably satisfactory to the other and containing provisions adequate to fully protect both parties from and against all expenses, claims, actions, liabilities and losses related to the subjects covered by the policies of insurance set forth below:

          (i) Worker's Compensation Insurance covering all costs, benefits and liability in accordance with the applicable state's worker's compensation and similar laws which may accrue in favor of any person employed by the parties; and, employer's liability insurance with a limit of not less than One Million Dollars ($1,000,000.00);

          (ii) Comprehensive General Liability Insurance (including contractual liability coverage) in an amount not less than $2,000,000.00 combined single limit for bodily injury and property damage liability each occurrence;

           (iii) Motor Vehicle Liability Insurance with an Employer's Non-Ownership Liability Endorsement in the other party's name covering all vehicles used by the parties in connection with the Premises in an amount not less than One Million Dollars ($1,000,000.00) combined single limit for bodily injury and property damage each occurrence; and,

          All policies of insurance provided in subparagraph (a) above shall expressly provide that they shall (i) not be subject to material change or cancellation without at least thirty (30) days prior written notice to the other party, (ii) contain a waiver of subrogation in favor of the other party (when permitted by applicable state law); and (iii) name the other party as an additional insured.

          (b) From and after the Delivery Date, Tenant shall also carry insurance against loss or damage by fire and other risks covered by fire insurance with extended coverage endorsements in an amount of the insurable replacement for the Premises, including all property, equipment and merchandise located therein. Such insurance shall be written by a company of recognized good financial standing which is authorized to engage in the insurance business in the state where the Premises are located. Landlord shall also carry insurance against loss or damage by fire and other risks covered by fire insurance with extended coverage endorsements in an amount of the insurable replacement for the Landlord's Retail Facility, including all property, equipment and merchandise located therein. Tenant shall name Landlord and its mortgagee if any, as an additional insured on such insurance coverage. All policies of insurance provided in subparagraph (b) above shall expressly provide that they shall not be subject to material change or cancellation without at least thirty (30) days prior written notice to the other party and contain a waiver of subrogation in favor of the other party (when permitted by applicable state law).

          (c) Landlord shall furnish to Tenant, on or before the Effective Date (and Tenant shall furnish to Landlord on or before the Delivery Date) or thereafter, within ten days of written request, a Certificate of Insurance evidencing the insurance coverages it is required to carry. The parties may carry any insurance under this Article 10 under blanket insurance policies.

          (d) Tenant acknowledges and agrees that Landlord may self insure or carry a deductible in the insurance coverage required hereunder of Two Hundred and Fifty Thousand Dollars ($250,000.00) or such greater amount as Landlord may elect so long as Landlord or Landlord's parent's company's net worth as determined by generally accepted accounting principles exceeds One Hundred Million Dollars ($100,000,000.00).

          (e) From and after the date of commencement of construction of Landlord's Work and through the completion of construction, Landlord shall procure, at its sole cost and expense, a builder's risk policy upon all buildings and site improvements on the Real Property in an amount equal to the full replacement value of such buildings and site improvements (or Landlord at its sole option may elect to self insure such improvements as provided in this Section 10.1(d) above). If during construction of Landlord's Work, any or all of the Premises shall be damaged or destroyed by fire or other casualty, Landlord shall forthwith proceed to repair such damage in accordance with the Final Plans and Specifications.

          10.2 FIRE OR OTHER CASUALTY. From and after the Delivery Date, if any or all of the Premises shall be damaged or destroyed by fire or other casualty, Tenant shall forthwith proceed to repair such damage and restore the Premises to substantially their condition at the time of such damage or, at Tenant's option, Tenant shall repair, rebuild and restore the Premises in accordance with such plans and specifications as are then generally in use by Tenant for the construction of Tenant's prototypical stores and related structures so long as the repaired, rebuilt or replaced Premises will have a value not less than its value just prior to said loss, except Tenant, at its sole cost and expense, shall repair and restore whatever fixtures, equipment and other personalty it had installed prior to the damage or destruction.

          Notwithstanding the foregoing, if the Premises shall be "substantially damaged" (as hereinafter defined) or destroyed by fire or other casualty at any time during the Lease Term, then Tenant shall have the right to terminate this Lease. If there shall be a fire or other casualty to Landlord's Retail Facility (whether same shall be partially or substantially damaged) and Landlord does not rebuild Landlord's Retail Facility, then either party shall have the right to terminate this Lease. In the case of damage or destruction to Landlord's Retail Facility, Landlord shall provide Tenant written notice within a reasonable time as to whether it intends to rebuild Landlord's Retail Facility. In connection with any termination right hereunder, each party agrees to give the other party written notice of termination not later than sixty (60) days after such damage or destruction (or in the case of damage or destruction to Landlord's Retail Facility, Tenant shall provide such notice to Landlord within sixty (60) days of Tenant's receipt of Landlord's written notice as to whether Landlord intends to rebuild). Upon such termination, the parties shall be relieved of all liability hereunder except for indemnities that specifically survive termination or expiration of the Lease. The term "substantially damaged" as used in this Article, shall mean that the Premises or the rest of the improvements on the Real Property have been damaged to the extent that the cost of restoration of the Premises and/or the rest of the improvements on the Real Property (as the case may be) will exceed a sum constituting fifty percent (50%) of the total replacement cost of the Premises or the improvements on the Real Property (as the case may be). Should the Lease be terminated pursuant to this section, then Landlord shall be entitled to all insurance proceeds and right of recovery against insurers covering damage.

          Rent and all other charges specified in this Lease shall be abated or reduced proportionately during any period in which, by reason of such damage or destruction, there is interference with the operation of the business of Tenant in the Premises, having due regard to the extent to which Tenant may be required to discontinue its business in the Premises, and such abatement or reduction shall continue for the period commencing with such destruction or damage and ending with the completion of such work of repair and/or restoration. In the event of the termination of this Lease pursuant to this Article 10, this Lease, and the Lease Term, shall cease and come to an end as of the date of such damage or destruction. Any Rent or other charges paid in advance by Tenant shall be promptly refunded by Landlord. It is further understood and agreed that, at Tenant's election, the Lease Term shall be extended by up to the number or days, if any, during which business shall not have been conducted in the Premises by reason of such damage or destruction.

          10.3 EMINENT DOMAIN. In the event of: (i) a taking of the entire Premises, or a substantial portion as would render the balance of the Premises not suitable for Tenant's then current use; or (ii) a taking of all or any portion of Landlord's Retail Facility, which results in Landlord permanently ceasing operations on such Real Property, then this Lease may be terminated at the option of either party. Such option shall be exercised by giving written notice of such termination within sixty (60) days after such taking or conveyance, whereupon this Lease shall forthwith terminate and the Rent shall be duly apportioned as of the date of such taking or conveyance. Upon such termination, Tenant shall surrender to Landlord the Premises and all of Tenant's interest therein under this Lease, and Landlord may re-enter and take possession of the Premises or remove Tenant therefrom. The taking of any portion of the building located on the Premises, fifteen percent (15%) of the then existing parking area, or the loss or adverse change in rights of access or ingress and egress as then established shall be considered a substantial taking as would render the Premises not suitable for Tenant's then current use. In the event of a taking of less than the entire Premises or less than a substantial portion as would render the balance of the Premises not suitable for Tenant's then current use, this Lease shall continue in full force and effect. Landlord shall promptly perform any repair or restoration work reasonably required to restore the Premises, insofar as possible, to its former condition, and the Rent owing hereunder shall be adjusted, if necessary, in such just manner and proportion as the part so taken (and its effect on Tenant's ability to use the remainder of the Premises) bears to the whole. In the event of taking or conveyance as described herein, Landlord shall receive the award or consideration for the lands and improvements so taken; provided, however, that Landlord shall have no interest in any award made for Tenant's loss of business or value of its leasehold interest or for the taking of Tenant's fixtures or property, or for Tenant's relocation expenses. Tenant shall have the option to perform such restoration and Landlord shall upon Tenant's election provide the whole of such award or such portion thereof as may be necessary for Tenant to accomplish the restoration. Landlord and Tenant shall cooperate with one another in making claims for condemnation awards.

          10.4 INDEMNITY BY LANDLORD. Landlord shall indemnify, protect, defend and hold Tenant and its agents and employees harmless from and against all damages, suits, loss, costs, expenses, claims, causes of action, liabilities, and injuries, including without limitation reasonable attorney's, consultant's and expert's fees actually incurred and costs and litigation expenses relating or resulting from personal injuries, bodily injuries (including death) and from injury or destruction to tangible property (i) occurring on the Premises as a result of the acts or omissions of Landlord, its contractors, agents or employees, (ii) occurring in all other portions of the Real Property outside of the Premises, except to the extent caused by the negligence or intentional acts or omissions of Tenant or its agents, contractors or employees, or (iii) occurring as a result of a breach by Landlord of any of its obligations hereunder. Landlord shall, at its own expense, defend all actions brought against Tenant, its agents or employees, for which Landlord is or may be responsible for indemnification hereunder, with legal counsel reasonably acceptable to Tenant and if Landlord fails to do so, Tenant (at its option, but without being obligated to do so) may, at the expense of Landlord and upon notice to Landlord, defend such actions, and Landlord shall pay and discharge any and all judgments that arise therefrom. The provisions of this Section 10.4 shall survive the expiration or earlier termination of this Lease.

          10.5 INDEMNITY BY TENANT. Tenant shall indemnify, protect, defend and hold Landlord and its agents and employees harmless from and against all damages, suits, loss, costs, expenses, claims, causes of action, liabilities, and injuries, including without limitation reasonable attorney's, consultant's and expert's fees actually incurred and costs and litigation expenses relating or resulting from personal injuries, bodily injuries (including death) and from injury or destruction to tangible property during the Lease Term from and after the Delivery Date (i) occurring on the Premises as a result of the acts or omissions of Tenant, its contractors, agents or employees, (ii) occurring in all other portions of the Real Property outside of the Premises caused by the negligence or intentional acts or omissions of Tenant or its agents, contractors or employees, or (iii) occurring as a result of a breach by Tenant of any of its obligations hereunder. Tenant shall, at its own expense, defend all actions brought against Landlord, its agents or employees, for which Tenant is or may be responsible for indemnification hereunder, with legal counsel reasonably acceptable to Landlord and if Tenant fails to do so, Landlord (at its option, but without being obligated to do so) may, at the expense of Tenant and upon notice to Tenant, defend such actions, and Tenant shall pay and discharge any and all judgments that arise therefrom. The provisions of this Section 10.5 shall survive the expiration or earlier termination of this Lease.

ARTICLE 11

ASSIGNMENT AND SUBLETTING

          11.1 ASSIGNMENT AND SUBLETTING. Tenant shall not have the right to assign this Lease, sublet the Premises or otherwise transfer its interest in this Lease to any person or entity except as may be provided in the Strategic Alliance Agreement, with the exception that Tenant may sublet to a NationsRent franchisee with Lowe's prior written approval, such approval not to be withheld unreasonably. Notwithstanding the foregoing, Tenant shall have the right to assign this Lease to any company that is controlled by or under the common control of Tenant.

ARTICLE 12

MISCELLANEOUS PROVISIONS

          12.1 COVENANT OF QUIET ENJOYMENT. Landlord hereby stipulates and agrees that it is the owner in fee simple of the Premises [ALTERNATE FOR SUBLEASE: that it has good and indefeasible leasehold title] and that the same is free and clear of all encumbrances whatsoever. Landlord further covenants and agrees with Tenant that Tenant shall have the quiet enjoyment of Premises during the Lease Term, free from the adverse claims of all persons, firms and corporations whatsoever and Landlord will protect Tenant in the full, complete and absolute possession of the Premises and every part thereof from such claims arising by, through or under Landlord.

          12.2 SUCCESSORS AND ASSIGNS. The covenants, conditions and agreements in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, their respective heirs, devisees, executors, administrators, legal representatives, distributees, successors and assigns.

          12.3 NOTICES. All notices, requests, demands or other communications which may be or are required or permitted to be served or given hereunder (in this Section collectively called "Notices") shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service to Tenant or to Landlord at the addresses set forth below. Either party may, by Notice given as aforesaid, change its address for all subsequent Notices. Notices shall be deemed given when received in accordance herewith.

          To Tenant:

NationsRent, Inc.
Las Olas Centre, Suite 1400
450 East Las Olas Boulevard
Fort Lauderdale, Florida 33301
Attn: Jorge L. Martin, Vice President of Real Estate and Construction
Phone- (954) 759-5804
Fax No.- (954) 759-6920

With copies to:

NationsRent, Inc.
Attn: Joseph H. Izhakoff, Esq., Vice President and General Counsel
at same address

and

Akerman, Senterfitt & Eidson, P.A.
Las Olas Centre II, Suite 1600
350 East Las Olas Boulevard
Fort Lauderdale, Florida 33301-4200
Attn: Theresa M. McLaughlin, Esq.

To Landlord:	Lowe's Home Centers, Inc.
Attn: Property Management (REO)
P.O. Box 1111, North Wilkesboro, NC 28656
(Highway 268 East, East Dock 28659)
Phone - 336/658-4688
Fax No. - 336/658-3643

Lowe's Home Centers, Inc.
Attn: Law Department
P.O. Box 1111, Wilkesboro, NC 28656
(Highway 268 East, East Dock 28659)
Phone - 336/658-4688
Fax No. - 336/658-3643

          12.4 RETURN OF PREMISES. Tenant shall return the Premises to Landlord at the termination of this Agreement in a broom-clean condition and in a good state of repair with all systems that Tenant was required to maintain under this Lease in good working order, reasonable wear and tear, casualty and condemnation excepted.

          12.5 WAIVER OF SUBROGATION. Landlord and Tenant hereby release each other, to the extent of their insurance coverage, from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties or any other casualty insured against or required to be insured hereunder, even if such fire or other casualty shall be brought about by the fault or negligence of the other party, or any persons claiming under such other party; provided, however, this release shall be in force and effect only with respect to loss or damage occurring during such time as the releasor's policies of fire and extended coverage insurance shall contain a clause to the effect that this release shall not affect such policies or the right of the releasor to recover thereunder. Landlord and Tenant agree to include in their casualty insurance policies a clause permitting this release, so long as the same is obtainable and is includible without extra cost, or if such extra cost is chargeable therefore, so long as the other party pays such extra cost. If extra cost is chargeable therefore, each party will advise the other thereof and of the amount thereof, and the other party, at its election, may pay the same but shall not be obligated to do so. Except as provided above, nothing contained in this Agreement shall be deemed to release either party hereto from liability for damages resulting from the fault or negligence of that party or its agents, contractors or employees.

          12.6 SIGNAGE. Subject to compliance with local codes and ordinances, Tenant shall be entitled to install and maintain the identification signs on the exterior of the Premises as shown on the prototypical sign exhibit attached as an exhibit to the Strategic Alliance Agreement. Landlord shall not construct or permit construction (to the extent same may be controlled by Landlord) of any improvements on the Real Property that would have a material adverse affect on the visibility of Tenant's signage hereunder or the Premises. Tenant shall also have the right to erect, maintain and install its usual and customary signs and fixtures in the interior of the Premises. If there is a pylon or monument sign located on the Real Property (or if one is hereafter erected) and if there are empty panels on the pylon or monument sign, then Landlord agrees (to the extent that Landlord has control over the pylon or monument sign or has the ability to agree to same) that Tenant, at its sole cost and expense shall have the right to erect its designation panel on such pylon or monument sign in a position and size reasonably satisfactory to the parties. All such signage shall be erected by Tenant at its sole cost and expense and in compliance with applicable law. Tenant shall coordinate placement of its designation panel on the pylon or monument sign with Landlord and Landlord shall have the right to approve the plans and specifications therefor, which approval shall not be unreasonably withheld, delayed or conditioned.

          12.7 MISCELLANEOUS. Headings of paragraphs are for convenience only and shall not be considered in construing the meaning of the contents of such paragraph. If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law. Should Landlord or Tenant institute any legal proceedings against the other for breach of any provisions herein contained, the prevailing party in such action shall in addition be entitled to recover its costs and expenses from the losing party including its reasonable attorney fees actually incurred. The parties agree that in the event of litigation, trial by jury shall be waived. The singular shall include the plural, and the masculine or neuter shall include the other. The failure to enforce any particular provision of this Agreement on any particular occasion shall not be deemed a waiver by either party of any of its rights hereunder, nor shall it be deemed to be a waiver of subsequent or continuing breaches of that provision. This Lease may be executed in counterparts for the convenience of the parties. Each party represents to the other that they have not dealt with a broker in connection with this Lease. This Lease shall be governed and construed in accordance with the laws of the state where the Premises are located. Time is of the essence. If either party to this Lease, as the result of any (i) strikes, lockouts or labor disputes, (ii) inability to obtain labor or materials or reasonable substitutes therefor, (iii) acts of God, governmental action, condemnation, civil commotion, fire or other casualty, or (iv) other conditions similar to those enumerated herein beyond the reasonable control, other than financial, of the party obligated to perform, fails punctually to perform any obligation on its part to be performed under this Lease, then such failure shall be excused and not be a breach of this Lease by the party in question, but only to the extent occasioned by such event. If any right or option of either party to take any action under or with respect to this Lease is conditioned upon the same being exercised within any prescribed period of time or at or before a named date, then such prescribed period of time and such named date shall be deemed to be extended or delayed, as the case may be, for a period equal to the period of the delay occasioned by any event described above. Landlord and Tenant believe that this Lease is the product of their joint efforts and that it expresses their agreement, and that it should not be interpreted against either Landlord or Tenant merely because of their efforts in its preparation.

          12.8 WHOLE AGREEMENT. This written instrument together with the Strategic Alliance Agreement constitutes the entire agreement between the parties, and no verbal or other type agreement shall be binding. Any alteration of this Agreement, as may be made from time to time, shall be in writing and shall be signed by all the parties hereto or by their respective agents.

          12.9 HOLDOVER BY TENANT. In the event Tenant remains in possession of the Premises after the expiration of this Lease, and without the execution of a new lease, then Tenant shall be deemed to be occupying the Premises as a tenant at will, at two hundred percent (200%) of the Rent that was payable by Tenant during the last month of the Lease Term, subject to all the other conditions, provisions and obligations of this Lease, insofar as the same are applicable to such tenancy.

          12.10 ESTOPPEL CERTIFICATES. Landlord and Tenant agree at any time and from time to time, upon not less than thirty (30) days' prior written request by either of them to the other, to execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), and the date to which the Rent and other charges have been paid in advance, if any, and whether or not any defaults are in existence as of the date of said statement, it being intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser of the fee, or leasehold, or mortgagee or assignee of any mortgage upon the fee or leasehold interest in the Premises, or by any assignee of Tenant.

          12.11 SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT. Tenant shall, upon Landlord's request, subordinate this Lease in the future to any first lien placed by Landlord upon the Premises, or the Real Property or building of which the Premises forms a part, with an institutional first mortgagee, provided that such lender executes and delivers to Tenant a non-disturbance agreement in form reasonably acceptable to Tenant, providing that this Lease shall not terminate, so long as Tenant is not in default under this Lease, as a result of the foreclosure of such lien, or conveyance in lieu thereof, and Tenant's rights under this Lease shall continue in full force and effect and its possession shall be undisturbed, except in accordance with the provisions of this Lease. Tenant will, upon request of the lien holder, be a party to such an agreement, and will agree that, if such lien holder succeeds to the interest of Landlord, Tenant will recognize said lien holder (or successor in interest of the lien holder) as its landlord under the terms of this Lease.

          12.12 SATELLITE DISH. Landlord hereby grants Tenant the right to install, maintain and replace from time to time a satellite dish or similar antennae device (hereinafter "Satellite Dish") on the roof of the Premises (or if elected by Landlord or necessary for better reception, on the roof of Landlord's Retail Facility) for Tenant's sole and exclusive use, subject to the following: (a) applicable governmental laws; (b) the right of Landlord to supervise any roof penetrations; and (c) compliance with the conditions of any roof bond maintained by Landlord on the Premises. Tenant shall be responsible for the repair of any damage to any portion of the Premises caused by Tenant's installation, use or removal of the Satellite Dish. The Satellite Dish shall remain the exclusive property of Tenant, and Tenant shall have the right to remove same at any time during the Lease Term. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against any and all claims, damages, liabilities, costs or expenses of every kind and nature (including without limitation reasonable attorney fees actually incurred) imposed upon or incurred by or asserted against Landlord arising out of Tenant's installation, maintenance, use or removal of the Satellite Dish.

[INSERT FOR SUBLEASES]:

           12.13 PRIME LEASE. Tenant acknowledges that this Lease is subject and subordinate to the Prime Lease; provided, however, that Landlord shall deliver to Tenant a Consent, Estoppel and Non-Disturbance Agreement in a form reasonably acceptable to Tenant (the "Prime Landlord Non-Disturbance Agreement") executed by Landlord and the Prime Landlord on or before the Delivery Date. If Landlord shall not have obtained the Prime Landlord Non-Disturbance Agreement on or before the Delivery Date, then at any time thereafter, but prior to Landlord having obtained the Prime Landlord Non-Disturbance Agreement, Tenant shall have the right to terminate this Lease by giving Landlord written notice thereof.

           Landlord represents and warrants to Tenant that:

           (a) The Prime Lease is in full force and effect, and that no default exists (nor is there any fact or condition which with notice or lapse of time may become a default) thereunder, and that all Rent payments under the Prime Lease are current;

           (b) Landlord shall not amend, modify or terminate the Prime Lease, or fail to exercise any option or right thereunder, or grant its consent where required thereunder, to the extent that same would adversely affect Tenant's rights and entitlements under this Lease or its use or enjoyment of the Premises, without Tenant's prior written consent;

           (c) Landlord shall not violate or breach any of the material terms, covenants or agreements on its part to be performed under the Prime Lease that would adversely affect Tenant's rights under this Lease or Tenant's business or operations on the Premises;

           (d) Landlord shall promptly, upon written request of Tenant, use its reasonable efforts to enforce the full compliance by the Prime Landlord of its obligations under the Prime Lease to the extent that same affects Tenant's use and enjoyment of the Premises;

           (e) Should Landlord purchase the Premises, then this Lease shall continue as a direct lease between Landlord and Tenant on the terms and conditions contained in this Lease; and

           (f) Landlord shall indemnify, protect, defend and hold Tenant and its agents, employees and directors harmless from and against any and all damages, suits, loss, costs, expenses, claims, causes of action, liabilities, including, without limitation, reasonable attorneys' fees actually incurred and costs and litigation expenses relating or resulting from (i) termination of the Prime Lease for any reason other than Tenant's default thereunder (and all damages, suits, loss, costs, expenses, claims, causes of action, liabilities and attorneys' fees actually incurred by Tenant in connection with any such termination), or (ii) breach by Landlord of any of its obligations under the Prime Lease. Landlord shall, at its own expense, defend all actions brought against Tenant, its agents or employees, for which Landlord is responsible for indemnification hereunder, with legal counsel reasonably acceptable to Tenant and, if Landlord fails to do so, Tenant (at its option, but without being obligated to do so) may, at the expense of Landlord and upon notice to Landlord, defend such actions and Landlord shall reimburse Tenant for all such costs and expenses. The provisions of this subparagraph shall survive the expiration or early termination of this Lease or the Prime Lease and shall continue to remain an obligation of Landlord for the term of this Lease and all renewals and extensions thereof, even if this Lease or the Prime Lease is assigned, sublet, or the Premises is purchased or in any way transferred.

           [FOR LEASES IN THE STATE OF FLORIDA ONLY] : 12.14 RADON. Radon is a naturally occurring radioactive gas that when accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding Radon or Radon testing may be obtained from your County Public Health unit.

           IN WITNESS WHEREOF, the parties have hereunto set their hand and seal in duplicate the day and year first above written.

Signed, Sealed and Delivered	NATIONSRENT___________, INC.

In the Presence of:

PRINT NAME OF WITNESS BELOW:	By:____________________________________ Name: Jorge L. Martin, as Vice President of Real Estate and Construction

PRINT NAME OF WITNESS BELOW:

(CORPORATE SEAL)

LOWE'S HOME CENTERS, INC.

By: ---------------------------------------------------
PRINT NAME OF WITNESS BELOW:	By: David E. Shelton Senior Vice President

PRINT NAME OF WITNESS BELOW:

ATTEST: ________________________________________ ____________________________ Assistant Secretary (CORPORATE SEAL)

EXHIBIT LIST

Exhibit "A"	Legal Description of Real Property

[ALTERNATE FOR SUBLEASES: Exhibit A-1 Prime Lease]

Exhibit "B"	Site Plan (Note: show outline of NationsRent store; "NationsRent Storage")

Exhibit "C" Exhibit "D" Exhibit "E"	Landlord's Work Acknowledgment of Landlord and Tenant Memorandum of Lease

EXHIBIT "A"

LEGAL DESCRIPTION OF REAL PROPERTY

EXHIBIT "B"

SITE PLAN

EXHIBIT "C"

LANDLORD'S WORK

A. Landlord agrees to do all work required of Landlord hereunder ("Landlord's Work") at its sole cost and expense and in accordance with the Final Plans and Specifications, which Landlord's Work shall include, without limitation, all of the following:

          (1) The Premises shall be substantially completed in accordance with the Final Plans and Specifications, with all utility services, equipment and systems therein fully operational.

          (2) The Premises shall be delivered to Tenant by Landlord in a neat and clean condition, lien free and free of all tenants and occupants.

          (3) The paving and striping of parking areas and installation of light standards shall be substantially completed; in addition, such street, storm drainage, traffic signalization, and other offsite improvements required for the Premises to open for business and Tenant to receive the "Certificate of Occupancy" (as defined in Paragraph E below) shall be substantially completed.

          (4) All signage which Landlord is required to construct pursuant to the Final Plans and Specifications and shall be installed and all wiring and electrical connections therefor completed and in working order, and all governmental permits and approvals required for the installation of Tenant's building sign(s) shall have been obtained.

          (5) The Premises shall be in full compliance with all laws, codes, regulations and other governmental requirements including, without limitation, the "Americans with Disabilities Act," and Tenant shall be in a position to receive the Certificate of Occupancy from the appropriate municipal authority for the use and occupancy of the Premises.

The term "substantially complete" or "substantially completed" or words of similar import used herein to describe a work of improvement shall mean that the particular work of improvement has been completed in accordance with the Final Plans and Specifications, excepting only minor "punch list" items, the completion, repair or correction of which do not have a material, adverse effect on the use and/or occupancy of the building or other improvement and, in the case of the Premises, will also not materially hinder or delay Tenant's fixturization and preparation of the Premises for Tenant's intended use thereof.

B. Landlord and Tenant agree that any material changes to the Final Plans and Specifications shall require the prior written approval of Tenant. Tenant shall further be entitled to make changes to the Final Plans and Specifications ("Change Orders") after same have been fully approved by all parties hereto, provided that (i) Tenant shall be responsible for the reasonable increased cost of construction, if any, which is occasioned by such revisions; (ii) if any such revisions delay completion of Landlord's Work, then the Delivery Date shall be extended day for each day completion of Landlord's Work is delayed by reason of such revisions. In connection with any Change Orders, prior to implementing same, Landlord shall provide Tenant with an estimate of the cost of the Change Order and the time that the Delivery Date will be delayed. The cost of the Change Order shall be the lesser of the actual cost to implement same or the estimate provided by Landlord hereunder. Any change to the Final Plans and Specifications that results in a cost savings to Landlord shall be netted against any Change Orders which increased the cost of construction. The reconciliation of the Change Orders shall be made within forty-five (45) days of the Delivery Date and paid for by Tenant within thirty days after receipt by Tenant of such reconciliation. Change Orders which have not been approved in writing by Tenant shall be permitted or allowed hereunder, except for minor changes in Landlord's Work made by Landlord (which Tenant has received prior written notice of ) due to field conditions which do not increase the cost of Landlord's Work, delay the Estimated Delivery Date of the Premises to Tenant or decrease the quality of Landlord's Work hereunder.

C. Tenant shall, at its own sole expense, obtain all governmental permits, approvals, authorizations and entitlement required for performance of Landlord's Work and occupancy of the Premises for the purposes permitted under the terms of this Lease (collectively "Permits"). It is understood that Landlord shall be solely responsible for payment of any and all fees, tariffs, taxes or other charges, howsoever denominated, which may be levied or assessed by any governmental or quasi-governmental agency or utility company in connection with issuance of such Permits, including, without limitation, utility connection, impact and school fees; provided, however, the term "Permits" as used herein shall not include Tenant's business licenses, which shall be obtained by Tenant at its expense. Tenant shall furnish to Landlord all Permits after issuance of same. Landlord shall cooperate with Tenant in making application for and obtaining such Permits.

D. Notwithstanding (i) the delivery by Landlord to Tenant of an architect's certificate of completion and (ii) Landlord's tender of delivery of possession of the Premises, Landlord's Work shall not be deemed substantially complete, the Delivery Date shall not be deemed to have occurred, Tenant shall have no obligation to accept possession of the Premises and in such event of Tenant's election not to accept the Premises Tenant shall not be obligated to pay Rent or any other charge or amount that is payable under this Lease, until a final and unconditional certificate of occupancy (or its equivalent) has been issued ("Certificate of Occupancy").

E. Notwithstanding Section D above, if Tenant in its sole discretion elects to open for business to the public prior to the issuance of a Final Certificate of Occupancy, then Rent and any other charge or amount that is payable under this Lease shall accrue and be due and payable by Tenant during any such periods in which there is no material interference with Tenant's occupancy of the Premises or the conduct of its business operations therein by reason of the action of governmental authority which results from the absence of the Final Certificate of Occupancy.

Tenant's election to open for business prior to issuance of the Final Certificate of Occupancy or prior to substantial completion of Landlord's Work shall not be construed as a waiver of Landlord's obligation to complete Landlord's Work.

F. Tenant shall have the right to come onto the Premises in order to observe the performance of Landlord's Work, take measurements and commence Tenant's preparation of the premises for Tenant's occupancy, even while Landlord is completing Landlord's Work, but such entry by Tenant shall be at Tenant's sole risk and shall not be deemed a waiver of Landlord's obligation fully to complete Landlord's Work. Any such entry and work performed by Tenant prior to the Delivery Date shall be performed in a manner which does not materially interfere with the completion of Landlord's Work. Landlord and Tenant agree, to the extent reasonably possible, to coordinate their work in the Premises to the end that Landlord's Work may be completed on the earliest date reasonably practicable.

G. Landlord shall unconditionally guarantee all work performed by or for Landlord in the construction of Landlord's Work against defective workmanship and materials for the period of one (1) year from the commencement of the Lease Term. Landlord shall assign to Tenant any and all guarantees of workmanship and materials which it may receive, and Landlord shall use its best efforts to enforce unexpired, non-assignable warranties and guarantees at Tenant's request and on Tenant's behalf, but such assignment shall not relieve Landlord of any obligations provided in this Lease.

EXHIBIT "D"

ACKNOWLEDGMENT OF LANDLORD AND TENANT

Landlord and Tenant acknowledge and confirm the following:

1.	The Commencement Date "Effective Date"):	_________________________________

2.	The Rent Commencement Date:	_________________________________

3.	Lease Expiration Date:	_________________________________

4.	Rent:

LANDLORD: a(n) _____________________ By: ______________________ Print Name: _______________ Print Title: _________________ Date: _____________________	TENANT:
NATIONSRENT ____________________,
a Delaware ________________________

By: _______________________________

Print Name: ________________________

Print Title: __________________________

Date:_______________________________

EXHIBIT "E"

PREPARED BY AND RETURN TO:
Theresa M. McLaughlin, Esq.
Akerman, Senterfitt & Eidson, P.A.
Las Olas Centre II, Suite 1600
350 East Las Olas Boulevard
Fort Lauderdale, Florida 33301-4200

SPACE ABOVE THIS LINE FOR
RECORDER'S USE

City and State:_______________ Address of Premises:_________________

MEMORANDUM OF LEASE

          This is a Memorandum of Lease by and between LOWE'S HOME CENTERS, INC. hereinafter called "Landlord" with an address of: Lowe's Home Centers, Inc. Attn: Property Management (REO) P.O. Box 1111, North Wilkesboro, NC 28656 (Highway 268 - East Dock 28659) and NATIONSRENT_________, INC., a Delaware corporation with an address of Las Olas Centre, Suite 1400, 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, hereinafter called "Tenant".

Landlord has granted Tenant a lease which includes, among others, the following provisions:

1.	Date of Lease: __________, 2000.

2.	Description of Premises: Approximately one thousand two hundred (1200) square feet of interior sales floor area located next to Landlord's retail facility situate on the real property ................. described on Exhibit "A" attached hereto ("Real Property").

3.	Commencement Date: __________________.

4.	Term: Five (5) years after the Commencement Date.

5.	Renewal Option(s): Three (3) five (5) year renewal options.

6.	The Lease contains the following provisions:

During the Lease Term, Landlord shall not, nor shall Landlord permit any other owner, ........... tenant or other occupant of the Real Property (other than Tenant) to operate an equipment rental facility or to rent equipment (except for limited amounts of equipment that Landlord may rent pursuant to the Lease).

All persons are put on notice of the fact that the Tenant under no circumstances shall have the power to subject the interest of the Landlord in the Premises to any mechanic's or materialman's lien or liens of any kind. All persons who hereafter, during the Lease Term, may furnish work, services or materials to the Premises upon the request or order of the Tenant or any person claiming under, by or through the Tenant, must look wholly to the interest of the Tenant and not to that of the Landlord. Tenant covenants and agrees with Landlord that Tenant will not permit or suffer to be filed or claimed against the interest of the Landlord in the Premises during the continuance of this Lease, any lien or liens of any kind by any person claiming under, by, through or against the Tenant; and if any such lien is claimed or filed, it shall be the duty of the Tenant, within sixty (60) days after the claim of lien or suit claiming a lien has been filed, to cause the Premises to be released from such claim, either through payment or through bonding with corporate surety or through the deposit into court, pursuant to statute, of the necessary sums of money, or in any other way that will effect the release of the Landlord's interest in the Premises from such claim.

          The purpose of this Memorandum of Lease is to give record notice of the Lease and of the rights created thereby, all of which are hereby confirmed.

           IN WITNESS WHEREOF the parties have executed this Memorandum of Lease as of the dates set forth in their respective acknowledgments.

Witnesses: Print Name: ____________________ Print Name: ____________________	LANDLORD: LOWE'S HOME CENTERS, INC. a North Carolina corporation By: ____________________ Name: __________________ Title: _________________

STATE OF __________ COUNTY OF __________	) ) )	SS

          The foregoing instrument was acknowledged before me this ____ day of ____________, 2000 by ________________ as ___________ of Lowe's Home Centers, Inc. a North Carolina corporation, on behalf of the corporation. He/she is personally known to me or has produced a driver's license as identification.

___________________________________ NOTARY PUBLIC Print Name ________________________ Commission No.:____________________ My Commission Expires: ____________ [NOTARIAL SEAL]

Witnesses: Print Name: ____________________ Print Name: ____________________	TENANT: NATIONSRENT ________, INC., a Delaware corporation By: ____________________ Name: __________________ Title: _________________

STATE OF FLORIDA COUNTY OF BROWARD	) ) )	SS

          The foregoing instrument was acknowledged before me this ____ day of ____________, 2000 by ________________ as ___________ of NationsRent________, Inc., a Delaware corporation, on behalf of the corporation. He/she is personally known to me or has produced a driver's license as identification.

___________________________________ NOTARY PUBLIC Print Name ________________________ Commission No.:____________________ My Commission Expires: ____________ [NOTARIAL SEAL]

EXHIBIT D

COMPETITIVE COMPANIES

Competitive Companies for Lowe's means:

1. 2. 3. 4. 5.	Home Depot Sears Wal-Mart Menards Costarama

Competitive Companies for NRI means:

1. 2. 3. 4. 5.	United Rentals Hertz Corporation/Ford Motor Atlas Copco/RSC/Prime Caterpillar Corporation SunState/John Deere

EXHIBIT E

[LIST OF EQUIPMENT]

EXHIBIT F

[LIST OF ON-SITE MERCHANDISE]

EXHIBIT G

[LOGO SHEET]

EXHIBIT H

[PROTOTYPE]

EXHIBIT I

[PROTOTYPE SIGNAGE PRODUCT LISTING]